CREDIT AGREEMENT
among
SENSIENT TECHNOLOGIES CORPORATION
and
CERTAIN SUBSIDIARIES OF SENSIENT TECHNOLOGIES CORPORATION,
as Borrowers;
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
KEYBANK NATIONAL ASSOCIATION
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
NATIONAL CITY BANK
and
BANK OF MONTREAL, Chicago Branch,
as Co-Documentation Agents,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
Closing Date: June 15, 2007

$300,000,000 Revolving Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION
Arranger and Sole Book Runner

-ii-

-iii-

CREDIT AGREEMENT
Dated as of June 15, 2007
Sensient Technologies Corporation, a Wisconsin corporation; the Lenders, as defined below; and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, agree as follows:
ARTICLE I
Definitions
Section 1.1 Definitions.
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     “Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board.
     “Acquisition Target” means any Person becoming a Subsidiary of the Company after the date hereof; any Person that is merged into or consolidated with the Company or any Subsidiary of the Company after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary of the Company after the date hereof.
     “Act” means the Securities Act of 1933, as amended.
     “Additional Lender” means a financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10.
     “Adjusted Net Worth” means, as of the date of any determination, the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (a) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP, minus (b) all Investments of the Company and its Subsidiaries other than those specified in paragraphs (a) through (j) of Section 6.10.
     “Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.
     “Advance” means a Revolving Advance or a Swing Line Advance.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.
     “Aggregate Commitment Amount” means $300,000,000, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.22.
     “Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.3.
     “Alternative Currency” means Canadian dollars, English pounds, Euros, Swiss francs, or any other currency (other than Dollars) requested by any Borrower and acceptable to all of the Lenders.
     “Alternative Currency Funding” means a Borrowing or any portion thereof that is made in an Alternative Currency.
     “Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
     “Assignment Certificate” has the meaning set forth in Section 8.10.
     “Base Rate” means an annual rate equal to the Reference Rate, plus the Base Rate Margin, which rate shall change when and as the Reference Rate or any component of the Base Rate Margin changes.
     “Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at the Base Rate.
     “Base Rate Margin” means a percentage, determined as set forth in Section 2.6.
     “Borrower” means the Company or any Designated Subsidiary. The parties acknowledge that, as of the date hereof, the Company is the only Borrower hereunder.
     “Borrowing” means a borrowing under Article II consisting of Revolving Advances made to a Borrower at the same time by each of the Lenders severally.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California, Wisconsin and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars or the applicable Alternative Currency, as the case may be, are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California,

Wisconsin and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.
     “Cash Collateral Account” means an interest-bearing account maintained with the Administrative Agent in which funds are deposited pursuant to Section 2.7(h) or Section 7.2(c).
     “Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (ii) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.
     “Commitment” means, with respect to each Lender, that Lender’s commitment to make Advances and participate in Letters of Credit pursuant to Article II.
     “Commitment Amount” means, with respect to each Lender, the amount set forth opposite that Lender’s name in Exhibit A or on any Assignment Certificate, unless said amount is reduced pursuant to Section 2.10 or increased pursuant to Section 2.22, in which event it means the amount to which said amount is reduced or increased.
     “Commitment Termination Date” means June 15, 2012, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2.
     “Company” means Sensient Technologies Corporation, a Wisconsin corporation and a party to this Agreement.
     “Compliance Certificate” means a certificate in substantially the form of Exhibit D, or such other form as the Company and the Lenders may from time to time agree upon in writing, executed by the chief financial officer, controller, chief accounting officer or treasurer of the Company, (i) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (ii) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (iii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.
     “Credit Extension” means the making of any Advance or the issuance of any Letter of Credit.
     “Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
     “Departing Lender” means a Person that (i) was a Lender under and as defined in the Existing Credit Agreement immediately prior to the effectiveness of this Agreement, and (ii) is not a Lender under this Agreement immediately upon the effectiveness of this Agreement.
     “Designated Subsidiary” means any corporate Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.2.
     “Designation Letter” means a letter in the form of Exhibit H.
     “Dollar Equivalent” means (i) with respect to a Borrowing, Advance or Letter of Credit made or denominated in Dollars, the amount of such Borrowing, Advance or Letter of Credit, and (ii) with respect to an Alternative Currency Funding or Alternative Currency Letter of Credit, the amount in freely-transferable Dollars that the Administrative Agent may purchase for the amount and in the currency of such Alternative Currency Funding or Alternative Currency Letter of Credit on the spot market on the day of determination, determined at the Administrative Agent’s discretion within the period of three Business Days preceding the day of such Alternative Currency Funding, as of the first day of the Interest Period applicable to such Alternative Currency Funding, on the date of the issuance of or any draw under such Alternative Currency Letter of Credit and at such other times as the Administrative Agent shall determine in accordance with this Agreement.
     “Dollars” means United States Dollars.
     “EBITDA” means, with respect to any period, EBITR with respect to that period, less (to the extent included in EBITR) Rental Expense, plus (to the extent deducted in determining net income for purposes of EBITR) depreciation and amortization.
     “EBITR” means, with respect to any period:
(i)	(A) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)
     plus
(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):
(A)	Interest Expense,

(B)	income tax expense of the Company and its Subsidiaries, and

(C)	Rental Expense.
     “Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.
     “Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.
     “Eligible Subsidiary” means a Subsidiary of the Company that (i) is a corporation or limited liability company, (ii) is wholly-owned (directly or indirectly) by the Company, and (iii) if such Subsidiary is a Foreign Subsidiary, has been expressly approved by the Administrative Agent as a Borrower hereunder.
     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.
     “Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum which appears under the heading “British Bankers Association LIBOR Rates”  on Reuters page LIBOR01 in the column designated USD (or such other column and page as may be appropriate with respect to any Alternative Currency Funding) as of approximately 11:00 a.m. London time on the date two Business Days before the commencement of such Interest Period as the rate at which dollar deposits (or deposits in the applicable Alternative Currency) in immediately available funds are offered on the London interbank dollar market for a term substantially equivalent to the applicable Interest Period; provided, however, that if such page is no longer available, the Eurodollar Base Rate shall be determined by the Administrative Agent on the basis of the offered rate on such other page or other service acceptable to the Required Lenders that displays an average British Bankers Association LIBOR rate for deposits in United States dollars (or deposits in the applicable Alternative Currency) (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.
     “Eurodollar Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable Eurodollar Base Rate for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (ii) the Eurodollar Rate Margin.
     “Eurodollar Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at a Eurodollar Rate (including any Alternative Currency Funding).
     “Eurodollar Rate Margin” means a percentage, determined as set forth in Section 2.6.
     “Event of Default” has the meaning specified in Section 7.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Credit Agreement” means the Credit Agreement dated September 2, 2004 to which the Company, Wells Fargo, as administrative agent, and the Lenders (as defined therein) are parties, as such Credit Agreement has been amended and modified prior to the date hereof.
     “Facility Fee Rate” means a percentage, determined as set forth in Section 2.6.

     “Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.
     “Fee Letter” means the separate agreement between the Company and the Administrative Agent, setting forth the terms of certain fees to be paid by the Company to the Administrative Agent for the Administrative Agent’s own behalf or for the benefit of the Lenders, as more fully set forth therein.
     “Financial Covenant” means any of the Company’s obligations set forth in Sections 6.7, 6.8 and 6.9.
     “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of EBITR to the sum of Interest Expense and Rental Expense, determined with respect to the Company and its Subsidiaries for the period of four consecutive fiscal quarters ending on such quarter-end.
     “Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction outside of the United States of America (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.
     “Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.
     “Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

     “Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease.
     “Interest Period” means, with respect to any Eurodollar Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by a Borrower; provided, however, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).
     “Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Issuing Bank” means Wells Fargo, acting as the bank issuing Letters of Credit.
     “L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor effected a Borrowing.
     “L/C Application” has the meaning set forth in Section 2.7(b).
     “L/C Sublimit” means $20,000,000.
     “Lender Party” means the Lenders, the Administrative Agent, the Swing Line Lender and the Issuing Bank.
     “Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, each of the undersigned banks and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10, collectively.
     “Letter of Credit” has the meaning set forth in Section 2.7(a).
     “Level Status” means a level (designated “Level 1”, “Level 2”, and so on) determined pursuant to Section 2.6(c).
     “Leverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of (A) Total Funded Debt as of that quarter-end, to (B) EBITDA during the period of four fiscal quarters ending on that quarter-end, all determined with respect to the Company and its Subsidiaries on a consolidated basis.
     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.
     “Loan Documents” means this Agreement, the Notes, any L/C Application, the Fee Letter and any Designation Letter.
     “Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole.
     “Maximum Aggregate Commitment Amount” means $375,000,000, unless said amount is reduced pursuant to Section 2.10, in which event it means the amount to which said amount is reduced.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Note” means a Revolving Note or the Swing Line Note.
     “Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which any Borrower may now or at any time hereafter owe to any Lender or the Administrative Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.
     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (iii) all Synthetic Lease Obligations of such Person.
     “Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Outstandings” means, at any time, an amount equal to the sum of (i) the aggregate principal balance of the Notes then outstanding, and (ii) the L/C Amount then outstanding.

     “Participating Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Percentage” means, with respect to each Lender, the ratio of (i) that Lender’s Commitment Amount, to (ii) the aggregate Commitment Amounts of all of the Lenders. For purposes of this definition only, following the Commitment Termination Date, each Lender’s Commitment Amount shall be deemed to be the principal balance outstanding of that Lender’s Revolving Note.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.
     “Prime Rate” means, at any time, the rate of interest most recently announced by Wells Fargo at its principal office as its “prime rate” or, if Wells Fargo ceases to announce a rate so designated, any similar successor rate designated by Wells Fargo. Such rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such publication or publications as Wells Fargo may designate.
     “Reference Debt” means the Company’s non-credit-enhanced long-term indebtedness that is not subordinated to any other long-term indebtedness of the Company.

     “Reference Debt Rating Level” means a level (designated “RDR1”, “RDR2”, and so on) determined pursuant to Section 2.6(b).
     “Reference Rate” means, at any time, the greater of:
               (a) the Prime Rate,
               or
               (b) the Federal Funds Rate, plus 50 basis points (0.50%).
     “Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Company and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.
     “Reportable Event” means (i) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (iv) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.
     “Required Lenders” means one or more Lenders (including, where relevant, Additional Lenders) having an aggregate Percentage greater than 50%.
     “Revolving Advance” means an advance by the Lenders to any Borrower pursuant to Section 2.1.
     “Revolving Note” has the meaning set forth in Section 2.1.
     “S&P” means Standard & Poors Ratings Group, a division of McGraw-Hill Corporation.
     “SEC” means the Securities and Exchange Commission.
     “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.
     “Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
     “Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swing Line Advance” has the meaning provided in Section 2.20.
     “Swing Line Lender” has the meaning provided in Section 2.20.
     “Swing Line Note” has the meaning provided in Section 2.20.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

     “Total Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capitalized Lease obligations; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); and (x) Off-Balance Sheet Liabilities; provided, however, that in no event shall any calculation of Total Funded Debt of the Company include deferred taxes.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.
Section 1.2 Times
All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.
Section 1.3 Accounting Terms and Determinations
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.15 hereof.

ARTICLE II
Amount and Terms of the Loans and Letters of Credit
Section 2.1 Revolving Advances.
Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Revolving Advances to the Borrowers from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Lender’s Commitment Amount, less that Lender’s Percentage of the sum of the then-outstanding L/C Amount. The total amount of the Revolving Advances outstanding hereunder shall not exceed the Aggregate Commitment Amount minus any then-outstanding Swing Line Advances and the L/C Amount. Within the limits of each Lender’s Commitment Amount, the Borrowers may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1. If so requested by any Lender, the Company’s obligation to repay Revolving Advances made by that Lender shall be evidenced by a single promissory note of the Company (each, a “Revolving Note”) payable to the order of that Lender, substantially in the form of Exhibit B hereto. The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.
Section 2.2 Procedure for Making Revolving Advances.
Each Borrowing under Section 2.1 shall occur following written notice from a Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of a Borrower. Each such notice or request shall specify (i) the identity of the Borrower (if other than the Company), (ii) the date of the requested Borrowing, (iii) the amount thereof, (iv) if any portion of such Borrowing will bear interest at a Eurodollar Rate or be made in an Alternative Currency, the Interest Period selected by the applicable Borrower with respect thereto, and (v) if such Borrowing will be made in an Alternative Currency, the Alternative Currency in which such Borrowing will be made. Such notice or request must be received by the Administrative Agent not later than 11:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurodollar Rate or be made in an Alternative Currency, not later than three Business Days prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the applicable Borrower shall deliver to the Administrative Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.4(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate or be made in an Alternative Currency, the close of business on the day that the request is received, the Administrative Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Revolving Advance with respect thereto, and, if applicable, the fact that the Borrowing will bear interest at a Eurodollar Rate and the Interest Period selected by the applicable Borrower. Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall remit its Percentage of the requested Borrowing to the Administrative Agent in immediately available funds. So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate, the close of business on the day that the request is received, that Lender will make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Administrative Agent shall disburse such funds by crediting the same to the applicable Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the applicable Borrower may from time to time agree. The Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided, however, that any portion of such Borrowing bearing interest at a Eurodollar Rate must be in the amount of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000. The applicable Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Administrative Agent. However, the Borrowers shall be obligated to repay all Advances for which any Borrower actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of a Borrower) or in respect of which the Administrative Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.4 are correct.
Section 2.3 Interest
     (a) The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.
     (b) Except as set forth in this Section, the principal balance of each Revolving Advance shall bear interest at the Base Rate.
     (c) The principal balance of each Alternative Currency Funding shall bear interest at the Eurodollar Rate applicable thereto during the Interest Period applicable thereto.
     (d) At the election of a Borrower, which may be exercised from time to time, a Borrower may request in writing or by telephone that a Eurodollar Rate be applicable for the portion of the outstanding principal balance of the Revolving Advances to that Borrower (including any Revolving Advance requested or to be requested) and for the Interest Period indicated by that Borrower in its request; provided, however, that in no event shall more than eight Eurodollar Rate Fundings be outstanding at any one time as to all Borrowers combined; and provided further that this paragraph (d) shall not be applicable to Alternative Currency Fundings. The portion of the outstanding balance of the Revolving Advances for which a Eurodollar

Rate is requested (i) must be in the amount (as to all Revolving Advances combined) of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000, and (ii) if such request relates to Revolving Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurodollar Rate with respect to which the Interest Period expires on such first day. In no event may a Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurodollar Rate (i) must be received by the Administrative Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Administrative Agent shall give the Lenders prompt notice thereof), and (ii) may not be rescinded by a Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate shall (subject to fluctuations in the applicable Eurodollar Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Revolving Advances to which the Eurodollar Rate request related (and the remaining part of the principal balance of the Revolving Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Revolving Advances to which the Eurodollar Rate request was applicable shall revert to the Base Rate unless a new Eurodollar Rate request is made by a Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Administrative Agent shall have no obligation to permit the application of a Eurodollar Rate for any Interest Period if any Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period are not readily available to such Lender from major banks in the London interbank market, and (ii) without the consent of the Required Lenders, the Administrative Agent will not permit the application of a Eurodollar Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate is made. Absent manifest error, the records of the Administrative Agent shall be conclusive evidence as to the amount of the Revolving Advances bearing interest at a Eurodollar Rate, the applicable Eurodollar Rate and the date on which the Interest Period applicable to such Eurodollar Rate expires.
     (e) If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurodollar Rate Funding outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurodollar Rate Funding to a Revolving Advance bearing interest at the Base Rate in an amount equal to the Dollar Equivalent of such portion of the applicable Eurodollar Rate Funding. Any such Revolving Advance shall be applied to the prepayment of that Lender’s portion of such Eurodollar Rate Funding, but (i) no amount shall be required to be paid under Section 2.16 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the

Obligations, no interest shall be due and payable with respect to such Revolving Advance until the end of the applicable Interest Period.
     (f) Unless the Borrowers repay an Alternative Currency Funding on the expiration of the Interest Period applicable thereto in the applicable Alternative Currency (whether through a new Borrowing in the applicable Alternative Currency or otherwise), the outstanding principal balance of such Alternative Currency Funding shall be converted from the applicable Alternative Currency to Dollars on the expiration of such Interest Period. Upon any such conversion to Dollars, the Dollar Equivalent resulting from such conversion shall be deemed a Borrowing by the applicable Borrower from the Lenders hereunder consisting of Revolving Advances by each Lender in proportion to their shares of the corresponding Alternative Currency Funding. The principal balance of such Borrowing shall initially bear interest at the Base Rate, but the rate of interest that applies to such Borrowing may be converted in accordance with paragraph (d).
     (g) If, as a result of any conversion of an Alternative Currency Funding to Dollars pursuant to paragraph (f) or any conversion of the Lenders’reimbursement obligation with respect to any Alternative Currency Letter of Credit pursuant to Section 2.7, the sum of the Dollar Equivalent of all Outstandings exceeds the aggregate Commitment Amounts of the Lenders, the Borrowers shall on demand by the Administrative Agent repay the amount of such excess, together with interest thereon from the date of such conversion until payment at the Base Rate.
Section 2.4 Limitation of Outstandings.
In no event shall the aggregate Outstandings at any time exceed the aggregate of the Commitment Amounts.
Section 2.5 Principal and Interest Payment Dates.
     (a) Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Commitment Termination Date. Interest accruing at a Eurodollar Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, and on the last day of the Interest Period and on the Commitment Termination Date.
     (b) Principal. The principal balance of the Revolving Advances shall be due and payable in full on the Commitment Termination Date.
Section 2.6 Level Status and Margins.
     (a) Interpretation: “lower”. In making the determinations set forth below, references to a “lower”row refer to the row that is beneath another row in the applicable table, so that (for example) RDR2 is lower than RDR3 in the table in paragraph (b) below.
     (b) Step One: Determining the Reference Debt Rating Level. The Company’s Reference Debt Rating Level shall be determined on the basis of the rating accorded the Reference Debt by S&P and Moody’s, in accordance with the following table:

	S&P	Moody’s
RDR5	Less than BB+	Less than Ba1
RDR4	BB+ or better, but less than BBB-	Ba1 or better, but less than Baa3
RDR3	BBB- or better, but less than BBB	Baa3 or better, but less than Baa2
RDR2	BBB or better, but less than BBB+	Baa2 or better, but less than Baa1
RDR1	BBB+ or better	Baa1 or better
If the ratings applied by S&P and Moody’s differ such that they do not fall within a single row in the table set forth above, (i) if the applicable rows are adjacent to each other, the Reference Debt Rating Level shall be based on the lower of the applicable rows, and (ii) in all other cases, the Reference Debt Rating Level in effect shall be based on the row immediately above the lower of such rows. In making the determinations under this paragraph:
(i)	If either S&P or Moody’s changes the meaning or designation for its ratings referenced in this paragraph, the criteria for the Reference Debt Rating Level in the foregoing table shall be adjusted in such manner as the Required Lenders may reasonably determine to correspond with the applicable rating designations used by S&P or Moody’s, as the case may be, in effect on the date hereof.

(ii)	If either S&P or Moody’s, but not both of them, ceases to rate the Reference Debt, the determination in this paragraph shall be made on the basis of the rating accorded by whichever one continues to rate such debt.

(iii)	If neither S&P nor Moody’s rates the Reference Debt, the Company’s Reference Debt Rating Level shall be deemed to be at RDR5.
     (c) Step Two: Determining the Company’s Level Status. The Company’s Level Status shall be determined based on the Company’s Reference Debt Rating Level and Leverage Ratio, in accordance with the following table:

	Reference Debt Rating Level	Leverage Ratio
Level 5	RDR5	Greater than or equal to 3.25 to 1
Level 4	RDR4	Greater than or equal to 2.75 to 1, but less than 3.25 to 1
Level 3	RDR3	Greater than or equal to 2.25 to 1, but less than 2.75 to 1
Level 2	RDR2	Greater than or equal to 1.75 to 1, but less than 2.25 to 1
Level 1	RDR1	Less than 1.75 to 1
If the Company’s Reference Debt Rating Level and its Leverage Ratio fall in different rows above, the Company’s Level Status shall be based on the lower of such rows.
     (d) Step Three: Determining the Rates. The Base Rate Margin, Eurodollar Rate Margin and Facility Fee Rate at any time shall be determined from time to time on the basis of the Company’s Level Status, in accordance with the following table, with each change to a rate or margin to be immediately effective upon the announcement or determination of the related change in the Company’s Leverage Ratio or Reference Debt Rating Level:

	Base Rate Margin	Eurodollar Rate Margin	Facility Fee Rate
Level 5	0%	0.925%	0.200%
Level 4	0%	0.725%	0.150%
Level 3	0%	0.530%	0.120%
Level 2	0%	0.450%	0.090%
Level 1	0%	0.350%	0.080%
     (e) Default Rates. Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin, Eurodollar Rate Margin and Facility Fee Rate. Inclusion of such default increment in calculating the Base Rate Margin, Eurodollar Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.
Section 2.7 Letters of Credit.
     (a) Any Borrower may from time to time request that the Issuing Bank issue one or more letters of credit (each, a “Letter of Credit”) for the account of that Borrower. No Letter of Credit shall be issued if (i) the Dollar Equivalent of the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Advances then outstanding, would exceed the aggregate Commitment Amounts, or (ii) the Dollar Equivalent of the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

     (b) At least three days prior to the issuance of each Letter of Credit, the applicable Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank (an “L/C Application”).
     (c) Each Letter of Credit shall be denominated in Dollars or an Alternative Currency specified by the applicable Borrower in its application and reimbursement agreement.
     (d) Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Lenders, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance or ending later than five Business Days prior to the Commitment Termination Date.
     (e) A letter of credit fee shall be due and payable to the Administrative Agent for the benefit of the Lenders in connection with each Letter of Credit. The letter of credit fee payable with respect to each standby Letter of Credit shall be computed at an annual rate equal to the applicable Eurodollar Rate Margin in effect from time to time, applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. The letter of credit fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to one half (50%) of the applicable Eurodollar Rate Margin in effect on the issuance date, applied to the initial face amount of such Letter of Credit, payable on the date of issuance. In addition to the applicable letter of credit fee, a fronting fee shall be due and payable to the Administrative Agent for the account of the Issuing Bank in connection with each Letter of Credit, in the amount specified in the Fee Letter. In addition, the Borrowers shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letter and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     (f) The Borrowers shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Commitment Termination Date), together with interest at the Base Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full. The Issuing Bank shall provide notice to the Company or the applicable Borrower of payment of the draft within one Business Day of such payment. The Issuing Bank may (at its option) charge any deposit account maintained by any Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit. Unless the Borrowers make such payment with respect to an Alternative Currency Letter of Credit in the applicable Alternative Currency on the same Business Day as the day of payment of such draft by the Issuing Bank, the Borrowers’obligation to pay the amount of such draft shall be converted from the applicable Alternative Currency to Dollars following such payment by the Issuing Bank.

     (g) Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Lender pay such Lender’s Percentage of the unreimbursed amount (which amount shall, in the case of an Alternative Currency Letter of Credit, have been converted to Dollars as set forth in Section 2.7(f)). Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Rate. After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrowers or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Lender its Percentage of such reimbursement. At the option of the Administrative Agent, payment by the Lenders hereunder may be deemed a Revolving Advance.
     (h) Unless otherwise agreed by each Lender in writing, the Borrowers shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account. Such deposit shall be made (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.
Section 2.8 Facility Fee.
     (a) The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, a facility fee computed each day from the Effective Date through the Commitment Termination Date at an annual rate equal to the Facility Fee Rate in effect on such day applied to the Aggregate Commitment Amount (whether used or unused) hereunder.
     (b) The facility fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Commitments. Any facility fees remaining unpaid on the Commitment Termination Date shall be due and payable on that date.
Section 2.9 Other Fees.
The Borrowers shall pay to the Administrative Agent (i) for the benefit of the Lenders, the upfront fee set forth in the Fee Letter, and (ii) for the Administrative Agent’s own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter.
Section 2.10 Termination or Reduction of the Commitment.
The Company shall have the right at any time and from time to time upon three Business Days’prior notice to the Administrative Agent (which shall promptly notify the Lenders) permanently to terminate the Commitments in whole or permanently to reduce the Commitment Amounts in part, without penalty or premium, provided that (i) the Commitments may not be terminated while any Advance or L/C Amount remains outstanding, (ii) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (iii) any partial reduction of the Commitment Amounts shall be pro rata as to each Lender in accordance with that Lender’s Percentage, and (iv) no reduction shall reduce the Commitment Amounts to an amount less than the sum of the aggregate Credit Extensions outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time. Each reduction in the Commitment Amounts hereunder shall constitute a corresponding reduction in the Maximum Aggregate Commitment Amount.
Section 2.11 Voluntary Prepayments.
The Borrowers may prepay the Advances in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment of the Revolving Advances shall be applied pro rata to the prepayment of each Lender’s Revolving Advances, (ii) any prepayment of the full amount of the Advances shall include accrued interest thereon, (iii) any prepayment of any Eurodollar Rate Funding shall be accompanied by compensation as specified in Section 2.16(b), (iv) any prepayment of any Eurodollar Rate Funding that is not an Alternative Currency Funding shall be made only upon one Business Day’s prior notice, and any prepayment of any Alternative Currency Funding shall be made only upon three Business Days’prior notice, and (v) each prepayment of the Revolving Advances (other than prepayment of the Revolving Advances in full) shall be in the principal amount of $1,000,000 or an integral multiple of $1,000,000. Each partial prepayment of principal on the Advances shall be applied, first, to that portion of such Advances bearing interest at the Base Rate, and, second, to that portion of such Advances bearing interest at a Eurodollar Rate, in inverse order of the maturities of the Interest Periods applicable thereto.
Section 2.12 Computation of Interest and Fees.
All interest on Base Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.
Section 2.13 Payments.
     (a) All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate. All payments of principal and interest on any Advance shall be made in Dollars, except that Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be repaid in that same Alternative Currency or converted as set forth in Section 2.7(f). Payments received after noon on any day shall be deemed received on the next succeeding Business Day. The Borrowers agree that the amount shown on the books and records of each Lender as being the principal balance of that Lender’s Advances, if any, shall be prima facie evidence of such principal balance. Each Borrower hereby authorizes the Administrative Agent to charge against any demand deposit account the Borrowers maintain with the Administrative Agent an amount equal to the accrued interest and fees from time to time due and payable to the Lender Parties under the Notes or hereunder, or (at the Lenders’option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.
     (b) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers with respect to any such sum due from it to the Administrative Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.
Section 2.14 Payment on Nonbusiness Days.
Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.

Section 2.15 Use of Advances and Letters of Credit.
The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrowers for their general corporate purposes (including commercial paper backup).
Section 2.16 Yield Protection; Funding Indemnification.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrowers agree:
     (a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)	shall subject any Lender to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to any Lender of the principal of or interest on any of that Lender’s Eurodollar Rate Fundings or Alternative Currency Fundings (except for the imposition of or changes in the rate of Excluded Taxes (as defined in Section 2.17) and, without limiting Section 2.17, except for Taxes (as defined in Section 2.17) deducted or withheld by the Borrower in accordance with applicable law); or

(ii)	shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (other than reserves and assessments described in clause (i)(b) of the definition of “Eurodollar Rate”and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of that Lender’s Eurodollar Rate Fundings or Alternative Currency Fundings and the result of any of the foregoing would be to increase the cost to that Lender of making or maintaining any such portion or to reduce any sum received or receivable by that Lender with respect to such portion;
then, within 30 days after demand by any Lender the Borrowers shall pay that Lender such additional amount or amounts as will compensate that Lender for such increased cost or reduction. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand such compensation more than 90 days following the end of the Interest Period with respect to which such demand is made; provided, however, that the foregoing shall in no way limit the right of any Lender to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within 90 days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of that Lender setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.
(b) The Borrowers shall also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that Lender’s Eurodollar Rate Fundings or Alternative Currency Fundings which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of a Eurodollar Rate Funding fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Lender actually did so.
Section 2.17 Taxes.
     (a) All payments made by the Borrowers to the Administrative Agent or any Lender or Additional Lender (herein any “Payee”) under this Agreement or any of the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes imposed by any governmental or other taxing authority, except as required by law. As used herein, the term “Taxes”shall include all income, excise and other taxes, duties or charges of whatever nature imposed on a Payee (other than taxes based on or measured by the net income of the Payee, franchise taxes in lieu thereof, taxes on doing business or measured by or imposed upon the capital or net worth of any such Payee, and branch profits taxes or similar taxes, in each case imposed by the government or other taxing authority of the country, state or political subdivision in which such Payee is organized or incorporated or in which such Payee’s principal executive office or the office through which the Payee is acting is located or in which the Payee is otherwise subject to taxation (such excluded taxes being herein called “Excluded Taxes”)). If any Borrower is compelled by law to make any such deductions or withholdings of Taxes it will:
(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding of Taxes results from the failure by any Payee to comply with Section 2.17(c) or the relevant Assignment Certificate, pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings of Taxes (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Administrative Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authorities.
     (b) If any Taxes otherwise subject to indemnification by any Borrower pursuant to Section 2.17(a) are directly asserted against any Payee, such Payee may pay such Taxes and the Borrowers promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrowers under this Section 2.17 shall survive any termination of this Agreement.
     (c) If any Payee is organized under the laws of any jurisdiction other than the United States or any state thereof, such Payee will, prior to the date it becomes a party hereto, furnish to the Administrative Agent and the Company either original, accurate and duly executed U.S. Internal Revenue Service Form W-8BEN, or original, accurate and duly executed U.S. Internal Revenue Service Form W-8ECI, as applicable, wherein such Payee will certify as to such Payee’s entitlement to complete exemption from U.S. federal withholding tax on all payments under any Loan Document. In addition, each Payee will deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by such Payee; provided, however, that a Payee shall not be obligated to deliver such additional forms claiming complete exemption from U.S. federal withholding tax on all payments under the Loan Documents pursuant to this sentence if it is unable to deliver such forms as a result of a change in statute, tax, treaty or regulation since the date of any U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI, as applicable, previously delivered by such Payee. In addition, each Payee shall deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to such Borrower and the Administrative Agent, such other original, accurate and duly executed forms and documents as may be reasonably required to establish the legal entitlement of such Payee to an exemption for withholding with respect to payments under this Agreement or any other Loan Documents. The Borrowers shall not be required to pay additional amounts to any Payee pursuant to this Section 2.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Payee to comply with this Section 2.17(c).
     (d) The amount that the Borrowers shall be required to pay to any Payee pursuant to Section 2.17(a) or (b) shall be reduced by the amount of any refund, credit or allowance which such Payee receives in respect of Taxes as to which it has received additional amounts or has been indemnified by the Borrowers as reasonably determined by such Payee; provided, however, that (i) such Payee’s determination of the amount of such refund, credit or allowance and the date on which it is received shall be conclusive, absent manifest error, (ii) no Payee shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Payee’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such refund, credit or allowance, the Borrowers shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment of such refund, credit or allowance or such portion thereof, as applicable, had been made pursuant to this Section 2.17(d).
     (e) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form, if any, required to be delivered under paragraph (c) above was not delivered or properly completed, because such Lender failed to notify the Administrative Agent or that Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or due to any other act, or failure to act, of such Lender), such Lender shall indemnify the Administrative Agent or that Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent or that Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent or that Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent or that Borrower, as applicable, which attorneys may be employees of the Administrative Agent or that Borrower, as applicable). The obligations of the Lender under this Section 2.17(e) shall survive the payment of the Obligations and termination of this Agreement.
Section 2.18 Capital Adequacy.
If any Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Lender may require the Borrowers to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:
     (a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period, by (ii) the average capital that Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
     (b) “Capital Adequacy Rule”means any law, rule, regulation or guideline regarding capital adequacy that applies to any Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
     (c) “Capital Adequacy Rule Change”means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of that Lender.
     (d) “Lender”includes (but is not limited to) the Lenders, as defined elsewhere in this Agreement; any participant in the loans made hereunder (to the extent provided in Section 8.11 only); and any bank holding company with respect to any of the foregoing.
The initial notice sent by a Lender shall be sent as promptly as practicable after that Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Lender’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, that Lender may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrowers shall pay the Lender such amount within 30 days after demand by such Lender. A Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand any compensation hereunder more than 45 days following the end of the quarter for which compensation is sought.
Section 2.19 Joint and Several Liability; Accommodation Party Defenses Waived.
     (a) Generally. The parties intend that each of the Borrowers shall be fully liable, jointly and severally, for the entire Obligations. Nonetheless, in case a court finds that any Borrower is not such a primary obligor with respect to all or any part of the Obligations, the Borrowers expressly waive the benefit of any and all defenses and discharges available to a guarantor, surety, endorser or accommodation party dependent on an obligor’s character as such. Without limiting the generality of the foregoing, the liability of the Borrowers hereunder shall not be affected or impaired in any way by any of the following acts or things (which the Lender Parties are hereby expressly authorized to do, omit or suffer from time to time without notice to or consent of anyone): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Obligations; (ii) any extension or renewal of any or all of the Obligations (whether or not for longer than the original period) or any modification of the interest rate, maturity or other terms of any or all of the Obligations; (iii) any waiver or indulgence granted to any Borrower, and any delay or lack of diligence in the enforcement of any or all of the Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, any Borrower or any guarantor or other person liable on any or all of the Obligations; (v) any release, surrender, cancellation or other discharge of any or all of the Obligations or the acceptance of any instrument in renewal or substitution for any instrument evidencing any or all of the Obligations; (vi) any failure to obtain collateral security (including rights of setoff) for any or all of the Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security for any or all of the Obligations; (vii) any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security for any or all of the Obligations; (viii) any assignment, sale, pledge or other transfer of any or all of the Obligations arising under this Agreement; or (ix) any manner, order or method of application of any payments or credits on any or all of the Obligations.
     (b) Foreign Borrowers: Non-Liability for Domestic Borrowings. Notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower that is a Foreign Subsidiary shall have any obligation or liability hereunder (y) on account of any borrowings by any Borrower other than that Foreign Subsidiary, or (z) under Section 9.6 on account of the actions or inactions of any Borrower other than that Foreign Subsidiary, in each case to the extent that (i) (A) such obligation or liability is prohibited by applicable law governing that Foreign Subsidiary, or (B) the Borrower has reasonably determined that such obligation or liability would have a material adverse tax consequence for the Company or any Subsidiary (including any material consequence arising from the operation of Section 956 of the Internal Revenue Code), and (ii) the Borrower has so indicated in the applicable Designation Letter.
Section 2.20 Swing Line.
In order to accommodate the Company’s need for short-term revolving credit, Wells Fargo (in such capacity, the “Swing Line Lender”) agrees to make Advances on the terms and subject to the conditions set forth in this Section (each a “Swing Line Advance”).
     (a) Swing Line Advances shall be available during the period from the date of this Agreement through and including the Commitment Termination Date.
     (b) The maximum amount of Swing Line Advances that may be outstanding at any given time shall be $20,000,000; provided, however, that the sum of the Swing Line Advances plus the aggregate amount of Advances outstanding under Section 2.1 and the L/C Amount shall never exceed the sum of the Commitment Amounts.
     (c) Each Swing Line Advance shall occur following written or telephonic request to the Swing Line Lender from any person purporting to be authorized to request Advances on behalf of the Company. Each such notice or request must be received by the Swing Line Lender no later than 3:00 p.m. on the Business Day on which the Swing Line Advance is to occur and shall specify (i) that the Company is requesting a Swing Line Advance, and (ii) the amount thereof. Prior to the close of business on the day it receives the notice or request, the Swing Line Lender shall disburse the Swing Line Advance by crediting the same to the Company’s demand deposit account maintained with the Administrative Agent or in such other manner as the Swing Line Lender and the Company may from time to time agree in writing. The Swing Line Lender shall have no obligation to, and shall not, disburse any Swing Line Advance if any condition set forth in Article III has not been satisfied on the day of the requested Swing Line Advance. Each Swing Line Advance shall be in the amount of $500,000 or an integral multiple thereof.
     (d) Each Swing Line Advance shall bear interest at an annual rate equal to the Base Rate. Interest on the Swing Line Advance shall be payable in arrears on the last day of each calendar quarter, and on the Commitment Termination Date.
     (e) The Swing Line Advances shall be evidenced by and repayable in accordance with a single promissory note of the Company (the “Swing Line Note”) payable to the order of the Swing Line Lender, substantially in the form of Exhibit C hereto, dated the date hereof.
     (f) The Company shall repay the principal of the Swing Line Advances in full from time to time no later than the tenth Business Day following the date of the earliest then-outstanding Swing Line Advance, and upon such repayment in full, shall not request another Swing Line Advance for at least one full Business Day. The Company may use the proceeds of an Advance made pursuant to Section 2.1 to repay any Swing Line Advance.
     (g) The Swing Line Lender may at any time and from time to time (whether before or after the occurrence of an Event of Default), by notice to the Administrative Agent not later than 1:00 p.m. on any Business Day, request that the Lenders make Advances to the Company pursuant to Section 2.1 in an aggregate principal amount equal to the then-outstanding principal amount of the Swing Line Advances plus interest accrued thereon to and including the date of such notice and request. Upon receiving such notice and request, and in any event not later than 2:00 p.m. on the date of the notice and request, the Administrative Agent shall notify each Lender of the amount of the requested Borrowing, that the proceeds of the Borrowing are to be used to repay a Swing Line Advance and of the amount of each Lender’s Advance with respect thereto. Unless one of the events described in Sections 7.1(h)

or (i) shall have occurred with respect to Company, then subject to the provisions of Section 2.20(i) below, so long as a Lender receives such notice from the Administrative Agent prior to 2:00 p.m. on the date the requested Borrowing is to occur, each Lender shall make its Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the same day. Prior to the close of business on the same day, the Administrative Agent will disburse the Borrowing by crediting the same to the account of the Swing Line Lender. Any Advances made by Lenders pursuant to this Section 2.20(g) shall initially bear interest at the Base Rate, but the rate of interest that applies to such Advances may be converted pursuant to Section 2.3(d), and such Advances shall in all other respects be treated in the same manner as Advances made pursuant to Section 2.1.
     (h) The Company may prepay any Swing Line Advance on the Business Day it is made or on any subsequent Business Day; provided, however, that each such prepayment shall be in the principal amount of $500,000 or an integral multiple thereof.
     (i) In the event that one of the events of default described in Sections 7.1(h) or (i) shall have occurred, the Administrative Agent shall immediately notify the Swing Line Lender and the Lenders, and, if any Swing Line Advances or interest thereon is outstanding on such day it receives notice, each Lender will purchase from the Swing Line Lender an undivided participation interest in the Swing Line Advance and interest thereon in an amount equal to its Percentage of such Swing Line Advance. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a loan participation certificate, dated the date of receipt of such funds and in such amount. Thereafter, the Swing Line Lender shall make no further Swing Line Advances, any payments received directly by the Swing Line Lender with respect to the Swing Line Advances shall be treated as excess payments subject to Section 8.4, and all other payments made by the Company shall be applied in the manner required by Section 8.2.
     (j) Any Swing Line Advances that are outstanding on the Commitment Termination Date shall be paid in full on such date, with all accrued interest.
     (k) No Borrower other than the Company may borrow any Swing Line Advance. However, all Borrowers shall be jointly and severally liable for the repayment of each Swing Line Advance, as provided in Section 2.19 (and subject to the limitations set forth in Section 2.19(b))
Section 2.21 Substitution of Lender.
Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(e) or a claim for compensation under Sections 2.16(a), 2.17 or 2.18, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s Advances and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s Advances and Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld). Any transfer of Advances or Commitments pursuant to this Section shall be made in accordance with Section 8.10, and the Affected Lender shall be entitled to payment in full of the principal amount of its outstanding Advances, all accrued interest thereon, and all accrued fees to the date of such transfer.
Section 2.22 Increase of Aggregate Commitment Amount.
     (a) So long as no Default or Event of Default has occurred and is continuing, the Company may, upon at least 25 days’written notice to the Administrative Agent, propose to increase the Aggregate Commitment Amount by a multiple of $5,000,000 that is not less than $10,000,000 and not greater than $75,000,000 (the amount of any such increase, the “Additional Commitment Amount”). In no event shall any such increase cause the Aggregate Commitment Amount to exceed the Maximum Aggregate Commitment Amount. The Administrative Agent will promptly provide a copy of any such notice to each Lender. Each Lender may, not more than 20 days following such notice, elect by written notice to the Company and the Administrative Agent to increase its Commitment Amount by a principal amount equal to its Percentage of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Commitment Amount or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment Amount shall be made in its sole discretion independently from any other Lender.
     (b) If any Lender elects not to increase its Commitment Amount pursuant to paragraph (a), the Company may designate another Eligible Lender (which may be, but need not be, one or more of the existing Lenders) that will, in the case of any such Person that is an existing Lender, increase its Commitment Amount and in the case of any other such Person (an “Incremental Lender”), become a party to this Agreement; provided, however, that any Incremental Lender must in all respects be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld. The sum of the increases in the Commitment Amounts of the existing Lenders pursuant to this paragraph (b) plus the Commitment Amounts of the Incremental Lenders shall not in the aggregate exceed the unsubscribed amount of the Maximum Aggregate Commitment Amount.
     (c) An increase in the Aggregate Commitment Amount pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, by each Incremental Lender and by each other Lender whose

Aggregate Commitment Amount is to be increased, setting forth the new Commitment Amounts of such Lenders and setting forth the agreement of each Incremental Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof (a “Commitment Increase Agreement”), together with a replacement or additional Revolving Note, as applicable, evidencing the new Commitment Amount of each affected Lender, duly executed and delivered by the Company and such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Aggregate Commitment Amount and such opinions of counsel for the Borrowers with respect to the increase in the Aggregate Commitment Amount as the Administrative Agent may reasonably request.
     (d) Upon the acceptance of the Commitment Increase Agreement by the Administrative Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitment Amounts added through such Commitment Increase Agreement.
     (e) Upon any increase in the Aggregate Commitment Amount pursuant to this Section 2.22 that is not pro rata among all Lenders, within 5 Business Days, the Borrowers shall prepay all Borrowings hereunder in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Section 3.4, the Borrowers shall effect new Borrowings from the Lenders in proportion to their respective Commitment Amounts after giving effect to such increase.
     (f) In no event shall the Company make more than three requests for an Additional Commitment Amount pursuant to this Section 2.22.
ARTICLE III
Conditions Precedent
Section 3.1 Conditions to Effectiveness.
Sections 2.1, 2.7 and 2.20 of this Agreement shall become effective only upon delivery to the Administrative Agent of each of the following, each in form and substance satisfactory to each Lender Party:
     (a) This Agreement, duly executed by the Company, the Administrative Agent and each of the Lenders.
     (b) The Notes, dated the date hereof, properly executed on behalf of the Company.
     (c) The consent of each Departing Lender to the termination of that Departing Lender’s Commitment (as defined in the Existing Credit Agreement) upon the effectiveness of this Agreement.

Section 3.2 Initial Conditions Precedent.
The obligation of the Lender Parties to provide any Credit Extension is subject to the further condition precedent that the Administrative Agent shall have received, on or before the day of the first Credit Extension, all of the following, in form and substance satisfactory to each Lender Party:
     (a) The Fee Letter, properly executed on behalf of the Company.
     (b) A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.
     (c) A certificate of good standing of the Company, dated not more than ten days before such date.
     (d) A signed copy of an opinion of counsel for the Company, addressed to the Lenders in substantially the form of Exhibit E hereto.
     (e) All fees required to be paid as of the date hereof under this Agreement or the Fee Letter.
     (f) Such other documents as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extensions.
Section 3.3 Additional Conditions Precedent to Credit Extensions to Designated Subsidiaries.
The obligation of the Lender Parties to provide any Credit Extension to any Designated Subsidiary is subject to the further condition precedent that the Administrative Agent shall have received, on or before the day of the first Credit Extension to such Designated Subsidiary, all of the following, in form and substance reasonably satisfactory to each Lender Party:
     (a) A Designation Letter, duly executed by such Designated Subsidiary and the Company.
     (b) A certificate of an appropriate officer (or individual performing the function thereof) of such Designated Subsidiary (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of such Designated Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Designated Subsidiary, together with such copies, and (iii) certifying the names of the officers of such Designated Subsidiary who are authorized to sign the Designation Letter and other documents contemplated hereunder, together with the true signatures of such officers.
     (c) A certificate of good standing (or equivalent certificate or confirmation, in each case to the extent available in the applicable jurisdiction) of such Designated Subsidiary, dated not more than ten days before such date.
     (d) A signed copy of an opinion of counsel for such Designated Subsidiary, addressed to the Lenders, opining as to the due execution, delivery and enforceability of the Loan Documents to which such Designated Subsidiary is a party and as to such other matters as the Administrative Agent may reasonably request.
     (e) Such other documents as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extension to such Designated Subsidiary.
Section 3.4 Conditions Precedent to All Credit Extensions.
The obligation of the Lender Parties to provide any Credit Extension is subject to the further conditions precedent that on the date of such Credit Extension:
     (a) The representations and warranties contained in Article IV are correct on and as of the date of such Credit Extension as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     (b) The Borrower requesting such Credit Extension has delivered to the Administrative Agent a certificate in the form of Exhibit G hereto, duly executed by a person authorized to request Credit Extensions on behalf of that Borrower.
     (c) No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.
ARTICLE IV
Representations and Warranties
The Company represents and warrants to the Lenders as follows:
Section 4.1 Corporate Existence and Power.
The Company and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. The Company has (and, upon becoming a Borrower hereunder, each Designated Subsidiary will have) all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.
Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.
The execution, delivery and performance by the Borrowers of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of any Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the Organizational Documents of any Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.
Section 4.3 Legal Agreements.
This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’rights generally or by general equitable principles.
Section 4.4 Subsidiaries.
Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Company or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and nonassessable.
Section 4.5 Financial Condition.
The Company has heretofore furnished to the Lenders the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2006, and its unaudited quarterly consolidated financial statements for the quarter ended March 31, 2007. Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Company to the Lender Parties, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
Section 4.6 Adverse Change.
There has been no Material Adverse Change between December 31, 2006 and the date of this Agreement.
Section 4.7 Litigation.
Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, the Company knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.
Section 4.8 Hazardous Substances.
Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (i) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9 Regulation U.
Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 4.10 Taxes.
The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld and paid by them. The Company and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP.
Section 4.11 Burdensome Restrictions.
Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change.
Section 4.12 Titles and Liens.
The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.
Section 4.13 ERISA.
No Plan will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $10,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary. Except as disclosed in Company’s financial statements, neither the Company nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $10,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.
Section 4.14 Investment Company Act.
No Borrower is, and no Borrower will at any time be, an “investment company,”as such term is defined in the Investment Company Act.
Section 4.15 Solvency.
Each Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit, will be, Solvent.
Section 4.16 Swap Obligations.
Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.
Section 4.17 Insurance.
The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.
Section 4.18 Compliance With Laws.
The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.
Section 4.19 No Contractual Default.
Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) have a Material Adverse Effect.
ARTICLE V
Affirmative Covenants of the Company
So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1 Financial Statements.
The Company will deliver to the Administrative Agent and each Lender:
     (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.
     (b) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.
     (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.
     (d) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.
     (e) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.
     (f) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company to cure the effect of such event.
     (g) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $10,000,000, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal

Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.
     (h) Promptly upon their receipt, copies of (a) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $10,000,000.
     (i) All notices required to be delivered under Section 9.15.
     (j) Promptly after it obtains knowledge of any such change, notice (by telephone, followed by written notice sent promptly thereafter in accordance with Section 9.4) of any change in the rating by S&P or Moody’s of the Reference Debt, together with the details thereof, and of any announcement by S&P or Moody’s that its rating is “under review” or that any such rating has been placed on a “CreditWatch List” or “watch list” or that any similar action has been taken by such rating agency.
     (k) Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.
Section 5.2 Books and Records; Inspection and Examination.
The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (i) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (ii) at all other times, the Administrative Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.

Section 5.3 Compliance with Laws.
The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would effect a Material Adverse Change. In addition, and without limiting the foregoing sentence, the Company will (i) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
Section 5.4 Payment of Taxes and Other Claims.
The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.
Section 5.5 Maintenance of Properties.
The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (ii) such discontinuance or disposition relates to obsolete or worn-out property.
Section 5.6 Insurance.
The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

Section 5.7 Preservation of Corporate Existence.
The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (i) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.
Section 5.8 Use of Proceeds.
The Company will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.
ARTICLE VI
Negative Covenants
So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:
Section 6.1 Liens.
The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:
     (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.
     (b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.
     (c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.
     (d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.
     (e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.
     (f) Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto.
     (g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.
     (h) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.
     (i) Liens granted by any Subsidiary of the Company in favor of the Company or any wholly-owned Subsidiary of the Company.
     (j) Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (a) of exclusive licenses with respect to the foregoing if such licenses relate to either (x) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (y) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (b) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries.
     (k) Possessory Liens in favor of lessees or sublessees of properties leased or subleased by the Company or any of its Subsidiaries to such Persons.
     (l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 5% of Adjusted Net Worth.
Section 6.2 Sale of Assets.
The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) any transfer of an interest in accounts or notes receivable on a limited recourse basis; provided, that (w) such transfer qualifies as a sale under GAAP, (x) the amount of such financing does not exceed $100,000,000 in the aggregate after the date of this Agreement, (y) at least 80% of the proceeds of such transfers are paid in cash and (z) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (iii) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided, however, that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets. For purposes hereof, “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of the Company and its Subsidiaries available as of the date of determination.
Section 6.3 Consolidation and Merger.
The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, or (b) the merger of a wholly-owned Subsidiary with the Company, provided that the Company is the legally surviving entity, or (c) the merger of a wholly-owned Subsidiary with another wholly-owned Subsidiary.

Section 6.4 Hazardous Substances.
The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.
Section 6.5 Restrictions on Nature of Business.
The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are presently engaged.
Section 6.6 Transactions with Affiliates.
Neither the Company nor any Subsidiary will make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate, or make any other cash transfer to any Affiliate; provided, however, that the foregoing shall not prohibit any of the following:
     (a) Transactions made upon fair and reasonable terms no less favorable to the Company or applicable Subsidiary than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate.
     (b) Loans or contributions of capital to Subsidiaries, so long as such transaction (if constituting a sale, lease, assignment, transfer or other disposition of assets) does not violate Section 6.2 of this Agreement.
Section 6.7 Leverage Ratio.
The Company will not permit its Leverage Ratio, determined as at the end of each fiscal quarter of the Company, to be greater than 3.50 to 1.
Section 6.8 Fixed Charge Coverage Ratio.
The Company will not permit its Fixed Charge Coverage Ratio, determined as at the end of each fiscal quarter of the Company, to be less than 2.00 to 1.
Section 6.9 Adjusted Net Worth.
The Company will not permit its Adjusted Net Worth, determined as of the end of each fiscal quarter of the Company, to be less than the sum of (i) $505,790,400, plus (ii) an amount equal to 50% of the consolidated net income of the Company and its Subsidiaries (with no deduction for any quarterly loss) in each fiscal quarter ending on or after December 31, 2006.

Section 6.10 Investments.
Neither the Company nor any of its Subsidiaries will purchase or hold beneficially any Investment, except:
     (a) Investments in its Subsidiaries, including investments in connection with acquisitions.
     (b) Existing investments described on Schedule 6.10.
     (c) Investments in commercial paper of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded a rating of “A-1” by S&P or “P-1” by Moody’s.
     (d) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof.
     (e) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, either (i) issued by a bank or trust company organized under the laws of the United States or any state thereof, Canada or any province thereof, or any member state of the European Union as of April 30, 2004 (other than Greece), having in each such case capital, surplus and undivided profits aggregating at least U.S.$100,000,000 (or the equivalent under local currency), provided that at the time of acquisition thereof by the Company or a Subsidiary, the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated “A” or better by S&P, or “A2” or better by Moody’s, or (ii) issued by any bank or trust company organized under the laws of the United States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation.
     (f) Investments in repurchase agreements with respect to any Investment described in paragraph (d) above entered into with a depository institution or trust company of the type described in (e) above acting as principal, so long as such repurchase agreements are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (e) above.
     (g) Investments in (i) variable rate demand notes of any state of the United States or any municipality organized under the laws of any state of the United States or any political subdivision thereof which, at the time of acquisition by the Company, are accorded either of the two highest ratings by S&P or Moody’s, Inc., provided that in each such case, such notes permit the Company to require the issuer thereof to repurchase such notes within not more than 12 months from the date of acquisition thereof by the Company, and (ii) notes of any state of the United States or any municipality thereof organized under the laws of any state of the United States or any political subdivision thereof which are provided unconditional credit support by, and are unconditionally putable within a period not to exceed one year from the date of acquisition thereof by the Company or applicable Subsidiary to financial institutions rated “A” or better by S&P or Moody’s.
     (h) Investments in (i) preferred stocks which, at the date of acquisition by the Company or any Subsidiary, are accorded one of the three highest ratings by S&P or Moody’s or (ii) adjustable rate preferred stock funds rated “A-” or better by S&P or “A-3” or better by Moody’s.
     (i) Investments by any Foreign Subsidiary in direct obligations of the country in which such Foreign Subsidiary is organized, in each such case maturing within 12 months from the date of acquisition thereof by such Foreign Subsidiary.
     (j) Advances in the form of progress payments, prepaid rent or security deposits made or incurred in the ordinary course of business.
     (k) Investments of the Company and its Subsidiaries not described in the foregoing paragraphs (a) through (j), so long as the aggregate amount of all such Investments shall not at any time exceed the greater of (i) U.S. $50,000,000 or (ii) 10% of the aggregate amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Company as determined in accordance with GAAP as at the time of making such Investment.
Section 6.11 Guarantees.
Neither the Company nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments by the Company or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.
     (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.11 hereto.
     (c) Contingent obligations (A) of the Company with respect to obligations of its Subsidiaries and (B) of any of the Company’s Subsidiaries with respect to obligations of the Company or another such Subsidiary.
     (d) Contingent obligations with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business.

ARTICLE VII
Events of Default, Rights and Remedies
Section 7.1 Events of Default.
“Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any principal of any Note or L/C Amount when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days.
     (b) Default in the performance, or breach, of any covenant or agreement on the part of the Company contained in any Financial Covenant or any of Sections 5.1(f), 6.1 through 6.3, 6.6, 6.10 or 6.11.
     (c) Default in the performance, or breach, of any covenant or agreement of the Borrowers in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied.
     (d) Any representation or warranty made by any Borrower in this Agreement or any other Loan Document or by any Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.
     (e) Any Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms.
     (f) A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $10,000,000.
     (g) A default (other than a default described in paragraph (f)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $10,000,000; provided further that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.
     (h) The Company or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.
     (i) A petition shall be filed by the Company or any Subsidiary under the United States Bankruptcy Code naming the Company or that Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Subsidiary as debtor.
     (j) A Change of Control shall occur with respect to the Company.
     (k) The rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.
     (l) Any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $10,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $10,000,000, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $10,000,000 in respect of any Multiemployer Plan; or the Company or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or the Company or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $10,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $10,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Lenders.
     (m) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets (as defined in Section 6.2) of the Company and its Subsidiaries.
     (n) Failure of the Borrowers to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.
Section 7.2 Rights and Remedies.
Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:
     (a) The Administrative Agent may, by notice to the Company, declare the Commitments, the Swing Line Lender’s commitment under Section 2.20 and the Issuing Bank’s commitment under Section 2.7 to be terminated, whereupon the same shall forthwith terminate.

     (b) The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.
     (c) If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Company, require the Borrowers to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account). Such funds shall be deposited (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.
     (d) The Lenders may, without notice to the Borrowers and without further action, apply any and all money owing by any Lender to any Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrowers hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of that Section.
     (e) The Administrative Agent may exercise and enforce all rights and remedies available to it in respect of the Cash Collateral Account.
     (f) The Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders may exercise any other rights and remedies available to them by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(i) hereof (whether or not such Event of Default also arises under Section 7.1(h) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.
Section 7.3 Pledge of Cash Collateral Account.
The Borrowers hereby pledge, and grant the Administrative Agent, as agent for the Lenders, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations, specifically including (without limitation) the Borrowers’ obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Company, the Administrative Agent shall permit the Borrowers to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (i) the Excess Balance (as defined below), or (ii) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Administrative Agent shall, upon the request of the Company, apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (A) after the fifth Business Day preceding the Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (B) prior to the fifth Business Day preceding the Commitment Termination Date, the balance of the Cash Collateral Account. The Administrative Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrowers shall have no right to withdraw the funds maintained in the Cash Collateral Account.
ARTICLE VIII
The Administrative Agent
Section 8.1 Authorization.
Each Lender, the holder of each Note and the Issuing Bank irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.
Section 8.2 Distribution of Payments and Proceeds.
     (a) After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(e) and facility fees payable under Section 2.8 that are received by the Administrative Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrowers. If the Administrative Agent fails to receive any such anticipated payment from the Borrowers, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrowers, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.

     (b) Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing or other Advance or purchase its participation in a Swing Line Advance or in a Letter of Credit as required hereunder, or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.
Section 8.3 Expenses.
All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent). If the Administrative Agent does not receive payments, collections or proceeds from the Borrowers or their properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds.
Section 8.4 Payments Received Directly by Lenders.
If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).
Section 8.5 Indemnification.
The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.
Section 8.6 Exculpation.
     (a) The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrowers or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of Wells Fargo as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.
     (b) The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 8.7 Administrative Agent and Affiliates.
The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrowers as fully as if the Administrative Agent were not the Administrative Agent hereunder.
Section 8.8 Credit Investigation.
Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Lender to the Borrowers without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or any other Borrower or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.
Section 8.9 Resignation.
The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.
Section 8.10 Assignments.
     (a) Any Lender may, at any time, assign a portion of the Obligations and Commitment that it holds to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender, subject to the terms and provisions of this Section 8.10. The aggregate principal amount of the Obligations and Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Lender shall retain at least $5,000,000 of such Obligations and Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Lender assigning its entire Obligations and Commitment to the Applicant. Any Lender proposing an assignment hereunder shall give notice of such assignment to the Administrative Agent and the Company at least ten Business Days prior to such assignment (unless the Administrative Agent and, so long as the Company’s consent is required for such assignment, the Company consent to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Obligations held by the assigning Lender). Except as provided in paragraph (d) below, any assignment hereunder may be made only with the prior written consent of the Administrative Agent and the Company; provided, however, that (i) in no event shall such consent be unreasonably withheld, and (ii) the consent of the Company shall not be required if a Default or Event of Default has occurred and is continuing at the time of such assignment.
     (b) Subject to the prior written consent of the Administrative Agent and the Company (if applicable), to confirm the status of an Applicant as a party to this Agreement and to evidence the assignment of the applicable portion of the assigning Lender’s Commitment and Obligations in accordance herewith:
(i)	the Company, such Lender, such Applicant, and the Administrative Agent shall, on or before the Adjustment Date, execute and deliver to the Administrative Agent an Assignment Certificate (provided that, if a Default or Event of Default has occurred and is continuing on the applicable Adjustment Date, the assignment will be effective whether the Company signs it or not), in substantially the form of Exhibit F (an “Assignment Certificate”); and

(ii)	the Company will, at its own expense and in exchange for the assigning Lender’s Revolving Note, execute and deliver to the assigning Lender a new Revolving Note, payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Lender’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Lender has retained interests in such rights and obligations, a new Revolving Note, payable to the order of that Lender in an amount corresponding to such retained interests. Such new Revolving Notes shall be in an aggregate principal amount equal to the principal amount of the Revolving Note to be replaced by such new Revolving Notes (or, if less, the Commitment Amount of the assigning Lender prior to giving effect to such assignment, unless such assignment is made after the Commitment Termination Date, in which case the aggregate principal amount of the new Revolving Notes shall equal the outstanding principal balance of the Revolving Note to be replaced by such new Revolving Notes), shall be dated the effective date of such assignment and shall otherwise be in the form of the Revolving Note to be replaced thereby. Such new Revolving Notes shall be issued in substitution for, but not in satisfaction or payment of, the Revolving Note being replaced thereby; and
Upon the execution and delivery of such Assignment Certificate and such Revolving Notes, (a) this Agreement shall deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such Additional Lender and the resulting adjustment of Percentages arising therefrom, (b) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of such Lender’s Percentage, and (c) the Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders, and the obligations to make Advances hereunder.
     (c) In order to facilitate the addition of Additional Lenders hereto, the Company shall (subject to the written agreement of any prospective Additional Lender to be subject to the confidentiality provisions of Section 8.13) provide all reasonable assistance requested by each Lender and the Administrative Agent relating thereto, which shall not require undue effort or expense on the part of the Company, including, without limitation, the furnishing of such written materials and financial information regarding the Company and its Subsidiaries as any Lender or the Administrative Agent may reasonably request, and the participation by officers of the Company and its Subsidiaries in a meeting or teleconference call with any Applicant upon the reasonable request upon reasonable notice of any Lender or the Administrative Agent.
     (d) Without limiting any other provision hereof:
(i)	each Lender shall have the right at any time upon written notice to the Company and the Administrative Agent (but without requiring the consent of the Company or the Administrative Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Obligations, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Affiliates of such Lender, provided that, unless consented to by the Company and the Administrative Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Commitment shall relieve the transferring Lender from its obligations (to the extent such Affiliate does not fulfill its obligations) hereunder; and

(ii)	each Lender shall have the right at any time upon written notice to the Company and the Administrative Agent (but without requiring the consent of the Company or the Administrative Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Obligations, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Lenders, and any such sale, assignment, transfer or negotiation shall relieve the transferring Lender from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Company, any other Lender or the Administrative Agent has rights against such transferring Lender as a result of any default by such transferring Lender under this Agreement);
provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Commitment, Obligations and Advances transferred.
     (e) Simultaneously with any assignment under this Section, the Lender making such assignment shall pay the Administrative Agent a transfer fee in the amount of $3,500.
     (f) Notwithstanding any other provision of this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and that Lender’s Obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     (g) The Administrative Agent shall maintain a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, principal amount of the Advances by, and amount of the participation in Letters of Credit of each Lender (the “Register”). The entries in the Register shall be conclusive, and all of the parties to this Agreement shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party to this Agreement from time to time upon reasonable notice.
     (h) Upon its receipt of a duly completed and executed Assignment Certificate and the transfer fee required by Section 8.10(e), the Administrative Agent will accept such Assignment Certificate and record the information therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.
Section 8.11 Participations
Each Lender may grant participations in a portion of its Obligations and Commitments to any Eligible Lender, upon prior written notice to the Administrative Agent but without the consent of the Administrative Agent or the Company, but only so long as the principal amount of the participation so granted is no less than $5,000,000 (or, if the participant is a Participating Affiliate, no less than $1,000,000). No holder of any such participation, other than an Affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, except that such Lender may agree with such participant that such Lender will not, without such participant’s consent, agree to any action described in paragraph (a) of Section 9.3. No Lender shall, as between the Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrowers hereby acknowledge and agree that any participant described in this Section will, for purposes of Sections 2.16, 2.17 and 2.18 only, be considered to be a Lender hereunder (provided that such participant shall not be entitled to receive any more than the Lender selling such participation would have received had such sale not taken place). For the avoidance of doubt, no participant will be entitled to the benefits of Section 2.17 unless it complies with the provisions of Section 2.17(c) as if such participant were a Lender hereunder.
Section 8.12 Limitation on Assignments and Participations.
Except as set forth in Sections 8.10 and 8.11, no Lender may assign any of its rights or obligations under, or grant any participation in, any Loan Document or Commitment.
Section 8.13 Disclosure of Information.
The Lender Parties shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information (i) to the Administrative Agent or any other Lender; (ii) to any Affiliate of any Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (iii) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (iv) to any regulatory body having jurisdiction over any Lender or the Administrative Agent; (v) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (vi) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (C) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (vii) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (viii) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (ix) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 8.13.
Section 8.14 Titles.
The Persons identified on the title page as “Sole Book Runner”, “Arranger”, “Co-Syndication Agent”, and “Co-Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
ARTICLE IX
Miscellaneous
Section 9.1 No Waiver; Cumulative Remedies.
No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 9.2 Designation of Designated Subsidiaries.
At any time and from time to time, the Company may designate any Eligible Subsidiary as a “Designated Subsidiary” by delivering to the Administrative Agent a Designation Letter, duly executed by the Company and such Eligible Subsidiary. Upon receipt of such Designation Letter by the Administrative Agent, and approval of the Administrative Agent if required to confirm that the applicable Subsidiary is an Eligible Subsidiary, such Eligible Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of such Eligible Subsidiary. The Company’s designation of an Eligible Subsidiary as such shall be irrevocable, and no Subsidiary shall cease to be a Designated Subsidiary without the prior written consent of the Required Lenders. Upon request of any Lender, each Designated Subsidiary shall execute any Revolving Note delivered hereunder, but the failure of the Borrowers other than the Company to execute such Revolving Note shall not diminish the liability of any Borrower with respect to the indebtedness evidenced thereby.

Section 9.3 Amendments, Etc.
No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:
     (a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):
(i)	Increase the Commitment Amount of any Lender or extend the Commitment Termination Date.

(ii)	Permit any Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

(iv)	Forgive any indebtedness of any Borrower arising under this Agreement or any L/C Application or evidenced by the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to any Lender Party hereunder or under any other Loan Document.

(vi)	Amend Section 2.10(iii), 2.11(i) or 8.2(a) in a manner that would alter the pro rata sharing required thereby.
     (b) No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.
     (c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of any Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless that Borrower shall have consented thereto in writing.
No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.4 Notices.
     (a) Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (w) the date received if delivered personally, (x) five business days after the date of posting, if delivered by mail, (y) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (z) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender. Notice given by any Lender Party to the Company at the address and/or telecopier number determined as set forth in this Section shall be deemed sufficient as to all Borrowers, regardless of whether the other Borrowers are sent separate copies of such notice or even specifically identified in such notice. The Company shall be deemed to be authorized to provide any communication hereunder (including but not limited to requests for Advances and requests regarding interest rates under Section 2.3) on behalf of any Borrower.
     (b) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by any Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
Section 9.5 Costs and Expenses.
The Company agrees to pay on demand (i) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent or such Lender by in-house counsel. The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender Parties.
Section 9.6 Indemnification by Borrowers.
Each Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of the Company or its Subsidiaries), except with respect to taxes, which shall be governed by Section 2.17, and except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrowers shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

Section 9.7 Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
Section 9.8 Binding Effect, Assignment.
The Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender Parties and their respective successors and assigns, except that no Borrower shall have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Lenders.
Section 9.9 Governing Law.
The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.
Section 9.10 Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 9.11 Consent to Jurisdiction.
Each party irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 9.12 Waiver of Jury Trial.
THE BORROWERS AND THE LENDER PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.13 Prior Agreements; Restatement of Existing Credit Agreement.
This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrowers relating to the subject matter hereof. Without limiting the generality of the foregoing, upon satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Existing Credit Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation of the Existing Credit Agreement or the indebtedness created thereunder. The Company shall have the obligation to pay any fees and interest under the Existing Credit Agreement accruing through the effective date of this Agreement. All outstanding Letters of Credit (as defined in the Existing Credit Agreement) shall continue as Letters of Credit hereunder.
Section 9.14 General Release.
Effective upon the first Credit Extension, the Company hereby absolutely and unconditionally releases and forever discharges each Indemnitee (as defined in Section 9.6) from any and all claims, demands or causes of action (arising from the beginning of time to and including the date of this Agreement) of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, whether such claims, demands and causes of action are matured or unmatured or known or unknown, which the Company has had, now has or may claim to have against any Indemnitee for or by reason of any act, omission, matter, cause or thing arising out of or in any way related to the Existing Credit Agreement or any document executed in connection therewith.
Section 9.15 Recalculation of Covenants Following Accounting Practices Change.
The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants necessary to reflect the effects of such Accounting Practices Change.
Section 9.16 Headings.
Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.17 Nonliability of Lenders.
The relationship between the Borrowers on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent, any Lender nor the Issuing Bank undertakes any responsibility to any Borrower to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. The Borrowers agree that neither the Administrative Agent, any Lender nor the Issuing Bank shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (i) the gross negligence or willful misconduct of the party from which recovery is sought or (ii) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
Section 9.18 Customer Identification -USA Patriot Act Notice.
The Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow each Lender to identify each Borrower in accordance with the Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION
By	/s/ John F. Collopy
Name: John F. Collopy
	Title:	Treasurer

Signature Page to Sensient Technologies Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By	/s/ Mark H. Halldorson
	Name:	Mark H. Halldorson
	Title:	Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

KEYBANK NATIONAL ASSOCIATION
By	/s/ Thomas J. Purcell
	Name:	Thomas J. Purcell
	Title:	Senior Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By	/s/ Patrick J. Kaufmann
	Name:	Patrick J. Kaufmann
	Title:	Senior Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

NATIONAL CITY BANK
By	/s/ Stephen E. Green
	Name:	Stephen E. Green
	Title:	Senior Vice President

Signature Page to Sensient Technologies Corporation Credit Agreement

BANK OF MONTREAL, Chicago Branch
By	/s/ Betzaida Erdelyi
	Name:	Betzaida Erdelyi
	Title:	Director

Signature Page to Sensient Technologies Corporation Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Chicago Branch
By	/s/ Masakazu Sato
	Name:	Masakazu Sato
	Title:	Deputy General Manager

Signature Page to Sensient Technologies Corporation Credit Agreement

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEEN BANK B.A., “Rabobank Nederland”, New York Branch
By	/s/ Michael L. Laurie
	Name:	Michael L. Laurie
	Title:	Executive Director

By	/s/ Andrew Sherman
	Name:	Andrew Sherman
	Title:	Executive Director

Signature Page to Sensient Technologies Corporation Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK
OF IRELAND

By	/s/ Daniel McAneney
Name : Daniel McAneney
	Title:	Authorised Signatory

By	/s/ Frank Schmitt
Name : Frank Schmitt
	Title:	Authorised Signatory

Signature Page to Sensient Technologies Corporation Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses
Exhibit B	Revolving Note
Exhibit C	Swing Line Note
Exhibit D	Compliance Certificate
Exhibit E	Opinion of Borrowers’ Counsel
Exhibit F	Assignment Certificate
Exhibit G	Borrowing Certificate
Exhibit H	Designation Certificate

Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 6.10	Existing Investments
Schedule 6.11	Guaranties, Etc.

Exhibit A
COMMITMENT AMOUNTS AND ADDRESSES

Name	Commitment Amount	Notice Address
Sensient Technologies Corporation	N/A	777 East Wisconsin Avenue
		Milwaukee, WI 53202-5304
		Attention: Richard F. Hobbs
		Telecopier: 414-347-4794

Wells Fargo Bank, National	N/A	MAC N9305-031
Association, as Administrative		Sixth and Marquette
Agent		Minneapolis, Minnesota 55479
		Attention: Mark Halldorson
		Telecopier: 612-667-2276

Wells Fargo Bank, National	$50,000,000	MAC N9305-031
Association, as a Lender		Sixth and Marquette
		Minneapolis, Minnesota 55479
		Attention: Mark Halldorson
		Telecopier: 612-667-2276

Keybank National Association	$40,000,000	127 Public Square
		Cleveland, OH 44114
		Attention: Brian Fox
		Telecopier: 216-689-4649

Wachovia Bank, National	$40,000,000	2240 Butler Pike PA5414
Association		Plymouth, PA 19482
		Attention: Patrick Kaufmann
		Telecopier: 610-397-2558

National City Bank	$40,000,000	1 North Franklin, Suite 20th Floor
		Chicago, IL 60606
		Attention: Stephanie Kline
		Telecopier: 312-240-0301

Bank of Montreal, Chicago Branch	$40,000,000	111 West Monroe Street
		Chicago, IL 60603-4095
		Attention: Betsy Erdelyi
		Telecopier: 312-461-4049

The Bank of Tokyo-Mitsubishi UFJ,	$35,000,000	227 W. Monroe St., Suite 2300
Ltd., Chicago Branch		Chicago, IL 60606
		Attention: Wayne Yamanaka
		Telecopier: 312-696-4535

Cooperatieve Centrale Raiffeisen-	$35,000,000	123 North Wacker Drive, Suite 2100
Boerenleenbank B.A.,		Chicago, IL 60606
“Rabobank Nederland”, New		Attention: Michael L. Laurie
York Branch		Telecopier: 312-408-8240

The Governor and Company of the	$20,000,000	B2, Lower Baggot Street
Bank of Ireland		Dublin 2
		Ireland
		Attention: Noelle McGrath/Ciaran Doyle
		Telecopier: 353-1-604-4798

Exhibit B
PROMISSORY NOTE

$	Minneapolis, Minnesota
, 20
     For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), promises to pay to the order of
                                                                                 (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of                                         Dollars ($                     ), or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrowers (as defined in the Credit Agreement described below) pursuant to Section 2.1 of the Credit Agreement dated June 15, 2007 among the Company, the other Borrowers (as defined therein), the Lender, certain other Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
     This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note. This Note is a Revolving Note, as defined in the Credit Agreement.
     The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SENSIENT TECHNOLOGIES CORPORATION

By

Name:

Title:

Exhibit C
SWING LINE NOTE

$20,000,000	Minneapolis, Minnesota
June 15, 2007
     For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), promises to pay to the order of Wells Fargo Bank, National Association (the “Swing Line Lender”), at the office of the Swing Line Lender in Minneapolis, Minnesota, the principal sum of Twenty Million Dollars ($20,000,000), or, if less, the aggregate unpaid principal amount of all Swing Line Advances made by the Swing Line Lender to the Company pursuant to Section 2.20 of the Credit Agreement of even date herewith among the Company, the other Borrowers (as defined therein), the Swing Line Lender, certain other Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
     This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note. This Note is the Swing Line Note, as defined in the Credit Agreement.
     The Company shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SENSIENT TECHNOLOGIES CORPORATION

By

Name:

Title:

Exhibit D
COMPLIANCE CERTIFICATE
                    , 20
Wells Fargo Bank, National Association,
          for itself and as Administrative Agent under
          the Credit Agreement described below
The Lenders, as defined under the Credit
          Agreement described below
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of June 15, 2007, as it may be amended from time to time (the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.
     This is a Compliance Certificate submitted in connection with the Company’s financial statements (the “Statements”) as of                     ,      (the “Covenant Date”). I hereby certify to you as follows:
     (a) I am the                      [**chief financial officer/treasurer] of the Company, and I am familiar with the financial statements and financial affairs of the Company.
     (b) The Statements have been prepared in accordance with GAAP, [subject to year-end audit adjustments].
     (c) The computations on the Annexes hereto set forth the Company’s compliance or non-compliance with the requirements set forth in Sections 6.7, 6.8 and 6.9 as of the Covenant Date.
     I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

Very truly yours,

SENSIENT TECHNOLOGIES CORPORATION

By

Name:

Title:

ANNEX 1 TO COMPLIANCE CERTIFICATE
Leverage Ratio (Section 6.7)

1.	Total Funded Debt
	(a) Indebtedness for Borrowed Money	$

	(b) Purchase Money Debt (9 month maturity or Note)	$

	(c) Capitalized Lease Obligations	$

	(d) Other Debt Secured by Lien	$

	(e) Other Notes and Drafts	$

	(f) Bonds, Notes and Similar	$

	(g) Letters of Credit and Acceptances	$

	(h) Net liabilities under Swap Contracts	$

	(i) Guaranties of indebtedness of others	$

	(j) Off-Balance Sheet Liabilities	$

	(k) Total Funded Debt (sum of Items (a) through (j))		$

2.	EBITDA
	(a) EBITR (from Annex 2, Item l(e)	$

	(b) Rental Expense (from Annex 2, Item l(d))	$

	(c) Depreciation	$

	(d) Amortization	$

	(e) EBITDA ((a)-(b)+(c)+(d)		$

3.	Leverage Ratio (Ratio of Item l(k) to Item 2(f))
	(not to be greater than 3.50 to 1.0)		____ to 1.0

     ANNEX 2 TO COMPLIANCE CERTIFICATE
Fixed Charge Coverage Ratio (Section 6.8)

1.	EBITR
	(a) Net income	$

	(b) Non-operating gains (to be subtracted)	$

	(c) Non-operating losses (to be added)	$

	(d) Interest Expense	$

	(e) Income taxes	$

	(f) Rental Expense	$

	(g) EBITR ((a)-(b)+total of (c) through (f))		$

2.	Fixed Charges
	(a) Interest Expense	$

	(b) Rental Expense	$

	(c) Fixed charges (total of (a) and (b))		$

3.	Fixed Charge Coverage Ratio (Ratio of Item I(g) to ltem2(c))
	(not to be less than 2.0 to 1.0)		___ to 1.0

     ANNEX 3 TO COMPLIANCE CERTIFICATE
Adjusted Net Worth (Section 6.9)

1.	Base Net Worth				$505,790,400
2.	Additional net income component
	(a) Positive quarterly net income in quarters ending 12/31/06 or later	$

	(b) Multiplier		50%
	(c) Additional net income ((a)*(b))			$

4.	Minimum Net Worth (l+2(c))			$

5.	Adjusted Net Worth
	(a) Capital stock accounts net of treasury stock	$

	(b) Retained earnings surplus (or deficit)	$

	(c) Specified Investments	$

	(d) Adjusted Net Worth ((a)±(b)-(c)) (not to be less than total in #4)			$

Exhibit E
OPINION OF BORROWERS’ COUNSEL
[To be Provided]

Exhibit F
ASSIGNMENT CERTIFICATE
Assigning Lender:
Applicant:
     This Certificate (the “Certificate”) is delivered pursuant to Section 8.10 of the Credit Agreement dated as of June 15, 2007 (together with all amendments, supplements, restatements and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent.
     The Assigning Lender named above wishes to assign a portion of its interest arising under the Credit Agreement to the Applicant named above pursuant to Section 8.10 of the Credit Agreement, and the Applicant wishes to become an Additional Lender pursuant thereto. This Certificate is an Assignment Certificate, as defined in the Credit Agreement, and is executed for purposes of informing the Administrative Agent and the Company of the transactions contemplated hereby and obtaining the consent of the Administrative Agent and the Company to the extent required under the Credit Agreement.
     Accordingly, the undersigned hereby agree as follows:
     1. Definitions. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.
     2. Allocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigning Lender’s interest under the Loan Documents shall be for the account of the Assigning Lender. Any interest, fees and other payments accruing on and after the Assignment Date with respect to the interests assigned hereunder shall be for the account of the Applicant. Each of the Assigning Lender and the Applicant agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     3. Assignment Date: Conditions. The date on which the Applicant shall become an Additional Lender (the “Assignment Date”) is                     , 20 ___ ; provided, however, that the assignment and assumption described in this Certificate shall not be effective unless, on or before the Assignment Date, (i) the Administrative Agent has received counterparts of this Certificate duly executed and delivered by the Company (unless the Company’s consent to the assignment hereunder is not required under Section 8.10 of the Credit Agreement), the Assigning Lender, the Administrative Agent and the Applicant, (ii) the Administrative Agent has received the transfer fee for the account of the Administrative Agent in the amount of $3,500, and (iii) all other terms and conditions of this

Certificate and the Credit Agreement relating to the assignment hereunder have been satisfied.
     4. Applicant’s Interest. Effective as of the Assignment Date, (i) the Applicant’s Commitment Amount shall be the amount designated as the “Assigned Commitment Amount” opposite the Applicant’s signature below (and the Applicant shall be deemed to have assumed the Assigning Lender’s Commitment in the amount of such Assigned Commitment Amount), (ii) the principal amount of Advances under Section 2.1 owing to the Applicant shall be the amount designated as the “Assigned Committed Advances” opposite the Applicant’s signature below, and (iii) the Applicant’s Percentage shall be the percentage designated as the “Assigned Percentage” opposite the Applicant’s signature below.
     5. Retained Interest. Effective as of the Assignment Date, (i) the Assigning Lender’s Commitment Amount shall be the amount designated as the “Retained Commitment Amount” opposite the Assigning Lender’s signature below (and the Assigning Lender shall be relieved of all of its obligations under the Credit Agreement to the extent of the reduction in its Commitment Amount in accordance herewith), (ii) the principal amount of Advances under Section 2.1 owing to the Assigning Lender shall be the amount designated as the “Retained Committed Advances” opposite the Assigning Lender’s signature below, and (iii) the Assigning Lender’s Percentage shall be the percentage designated as the “Retained Percentage” opposite the Assigning Lender’s signature below.
     6. New Notes. On the Assignment Date, the Company shall issue and deliver to the Administrative Agent in exchange for the Assigning Lender’s Revolving Note (i) a Revolving Note payable to the order of the Applicant in a face principal amount equal to the Applicant’s “Assigned Commitment Amount” (or, if the Assignment Date is after the Commitment Termination Date, the Applicant’s “Assigned Committed Advances”), in substantially the form of Exhibit B to the Credit Agreement, and (ii) a Revolving Note payable to the order of the Assigning Lender in the amount of the “Retained Commitment Amount” (or, if the Assignment Date is after the Commitment Termination Date, the Assigning Lender’s “Retained Committed Advances”), in substantially the form of Exhibit B to the Credit Agreement. The Administrative Agent shall deliver the foregoing Revolving Notes to the Applicant and the Assigning Lender promptly after the Assignment Date, or (if later) the receipt by the Administrative Agent thereof.
     7. Notice Address. The address shown below the Applicant’s signature hereto shall be its notice address for purposes of Section 9.4 of the Credit Agreement, unless and until it shall designate, in accordance with such Section 9.4, another address for such purposes.
     8. Assumption. Upon the Assignment Date, the Applicant shall become a party to the Credit Agreement and a Lender thereunder and (i) shall be entitled to all rights, benefits and privileges accorded to a Lender in the Credit Agreement, (ii) shall be subject to all obligations of a Lender thereunder, and (iii) shall be deemed to have specifically ratified and confirmed (and by executing this Certificate the Applicant hereby specifically ratifies and confirms) all of the provisions of the Credit Agreement and the Loan Documents.
     9. Independent Credit Decision. The Applicant (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 4.5 or 5.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment Certificate; (b) acknowledges and agrees that in becoming an Additional Lender and in making any Advance under the Credit Agreement, such actions have been and will be made without recourse to, or representation or warranty by, the Assigning Lender or the Administrative Agent; and (c) agrees that it will, independently and without reliance upon the Assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement. Notwithstanding the foregoing, however, the Assigning Lender hereby warrants and represents that it is the legal and beneficial owner of the interests assigned hereby, and that such interests are not subject to any adverse claims.
     10. Withholding Tax. The Applicant (a) represents and warrants to the Administrative Agent and the Borrowers that under applicable law and treaties no tax will be required to be withheld by the Administrative Agent or the Borrowers with respect to any payments to be made to the Applicant under the Credit Agreement or its Note, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Company prior to the time that the Administrative Agent or any Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-8BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements, in each case certifying as to the Applicant’s entitlement to complete exemption from U.S. federal withholding tax on payments under the Credit Agreement and its Note in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Applicant, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     11. Further Assurances. The Company, the Assigning Lender and the Applicant shall, at any time and from time to time upon the written request of the Administrative Agent, execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purpose of this Certificate.
     12. Miscellaneous. This Certificate may be executed in any number of counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate. Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Assignment Date set forth above.

Retained Committed Advances:

$		[Assigning Lender]
Retained Commitment Amount:
$
Retained Percentage: %	By

Its

Assigned Committed Advances:

$		[Applicant]
Assigned Commitment Amount:
$
Assigned Percentage: %	By

Its

Notice Address:

Telecopier:

Consent of Administrative Agent
The Administrative Agent hereby consents to the foregoing Assignment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By

Its

Consent of Company
The Company hereby consents to the foregoing Assignment.

SENSIENT TECHNOLOGIES CORPORATION

By

Name:

Title:

Exhibit G
BORROWING CERTIFICATE
                                        , 20__
Wells Fargo Bank, National Association,
      for itself and as Administrative Agent under the Credit
      Agreement described below
MAC ___
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
          Re: $300,000,000 Sensient Technologies Corporation Credit Facility
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated June 15, 2007 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.
                                             , [which is a Borrower under the Credit Agreement,]1 has requested [a Revolving Borrowing] [a Letter of Credit], as more specifically described on Attachment 1.
     The undersigned hereby [certify/certifies] to you that the [Borrowing/Letter of Credit (including the Borrowers’ obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower identified above (i) has been duly authorized by the Governing Board of such Borrower pursuant to its resolution dated                                         , and (ii) does not and will not require any other authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     The undersigned further [certify/certifies] to you that the [Borrowing/Letter of Credit (including the Borrowers’ obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower identified above complies with all applicable requirements of each board resolution described above, including but not limited to any applicable limitation on the aggregate amount of debt that the Company or any Borrower may have outstanding at any one time.

[1]	Include if the Borrower is not the Company.

By

Name:

Title:

Attachment 1
Terms of Borrowing:
1.	The Business Day of the proposed Borrowing is .

2.	The aggregate amount of the proposed Borrowing is [2].

3.	The proposed Borrowing is to be comprised of [2] of Advances to bear interest at the Base Rate and [2] of Advances to bear interest at the Eurodollar Rate.

4.	The duration of the Interest Period for Advances that bear interest at the Eurodollar Rate shall be months.
Terms of Letter of Credit:
1.	The proposed date of issuance is .

2.	The stated amount of the Letter of Credit is [2].

3.	The Letter of Credit is to be issued to .

4.	The expiration date of the Letter of Credit is .

[2]	State currency (e.g., “$”, “USD”, etc.) and amount.

Exhibit H
DESIGNATION LETTER
                                        , 20__
Wells Fargo Bank, National Association,
     for itself and as Administrative Agent under the Credit
     Agreement described below
MAC ___
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
          Re: $300,000,000 Sensient Technologies Corporation Credit Facility
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated June 15, 2007 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Company”), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.
     As used herein, “Applicable Subsidiary” means                                            , a                                           .
     The Company hereby designates the Applicable Subsidiary as a Designated Subsidiary under the Credit Agreement.
     In consideration of the Lender Parties’ agreements to make Credit Extensions under the Credit Agreement, the Applicable Subsidiary hereby assumes each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement, including but not limited to the obligation to pay and perform each of the Obligations in accordance with the terms of the Loan Documents, and assumes the obligation to perform and observe all of the covenants and agreements of the Borrowers contained in the Loan Documents.
     [Notwithstanding the foregoing, the Applicable Subsidiary is a Foreign Subsidiary and [applicable law governing the Applicable Subsidiary prohibits the Applicable Subsidiary’s assumption of the obligations of some or all of the other Borrowers on account of Advances made to the other Borrowers] [the Applicable Subsidiary’s assumption of the obligations of some or all of the other Borrowers on account of Advances made to the other Borrowers would have a material adverse tax consequence for the Company or any

Subsidiary. Accordingly, the foregoing assumption of obligations is subject to the limitations set forth in Section 2.19(b) of the Credit Agreement.]1
     Nothing in this Agreement shall constitute or imply any release or diminution of the liability of any existing Borrower with respect to the Obligations.
     The Company and the Applicable Subsidiary hereby confirm that each of the representations and warranties set forth in Article IV is true and correct as of the date hereof, after giving effect to this Designation Letter and the inclusion of the Applicable Subsidiary as a Designated Subsidiary and Borrower.

Very truly yours,

SENSIENT TECHNOLOGIES CORPORATION

By		By

	Name:		Name:

	Title:		Title:

[1]	To be inserted only if the Applicable Subsidiary is a Foreign Subsidiary and one of the alternative statements is true.